                                        Registration No. 33-_____


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                  Mattel, Inc.
              (Exact name of issuer as specified in its charter)


            Delaware                          95-1567322
(State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)       Identification Number)


       333 Continental Boulevard
       El Segundo, California                       90245-5012
(Address of Principal Executive Offices)           (Zip Code)


               The Fisher-Price Long Term Incentive Plan of 1991
                           (Full title of the plan)

                             N. Ned Mansour, Esq.
                                 MATTEL, INC.
                           333 Continental Boulevard
                      El Segundo, California  90245-5012
                                (310) 524-3607
                    (Name and address of agent for service)
          Telephone number, including area code, of agent for service

























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                        CALCULATION OF REGISTRATION FEE



                                                     Proposed maximum        Proposed maximum
Title of securities to be                            offering price per      aggregate offering price
registered                   Amount to be regis-     share (3)               (3)                         Amount of registration fee
                             tered (2)

Common Stock, ($1.00 Par     1,750,000               $24.9375                $43,640,625                 $15,048.49
Value) (1)









(1) This Registration Statement relates to the Common Stock of the Company that may be granted under The Fisher-Price Long Term Incentive Plan of 1991. Shares of the Company's Common Stock are accompanied by the Registrant's Preference Share Purchase Rights (the "Rights") which, until the occurrence of any of certain prescribed events, are not exercisable, are evidenced by the certificate for the Common Stock and will be transferred along with and only with the Company's Common Stock. Upon the occurrence of such prescribed events, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.

(2) This figure represents the aggregate number of shares of Common Stock, as presently constituted, of the Company being registered hereby that may be granted under The Fisher-Price Long Term Incentive Plan of 1991. There are also registered an undetermined number of additional shares of Common Stock that may be issued, in accordance with the terms of the Plan, in the event of any change in the outstanding shares of Common Stock of the Company, including a stock dividend or a stock split.

(3) Estimated solely for calculating the amount of the registration fee and based on the average of the high and low prices at which shares of Common Stock of the Company were sold on March 11, 1994 (NYSE-Composite Transactions).


















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                                     PART I

                            INFORMATION NOT REQUIRED
                          IN THE REGISTRATION STATEMENT


                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed with the Securities and Exchange Commission (the "Commission") by Mattel, Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

              (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

              (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

              (c) The Company's Current Reports on Form 8-K, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), dated June 14, 1993, August 19, 1993, September 29, 1993, October 18, 1993,
         November 3, 1993, November 30, 1993, February 3, 1994, February 10, 1994 and February 11, 1994.

              (d) The description of the Company's common stock, $1.00 par value per share (the "Common Stock"), which is contained in the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 25, 1993 (Registration No. 33-50749).

              (e) The Joint Proxy Statement/Prospectus of Fisher-Price, Inc. and the Company dated October 26, 1993, excluding the information contained therein under the heading "Incorporation of Documents by Reference," filed as part of the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 25, 1993 (Registration No. 33-50749).


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         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.


Item 4.  DESCRIPTION OF SECURITIES

         Inapplicable.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL


         Inapplicable.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Mattel, Inc. a Delaware corporation (the "Company" or the "Registrant") has adopted provisions in its Restated Certificate of Incorporation (the "Certificate") that limit the liability of its directors. As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Certification provides that directors shall not be personally liable for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (governing unlawful payments of dividends and unlawful stock purchases and redemptions), as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper benefit.

         The Company's Certificate further provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the Delaware Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described below by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or enterprise.
Section 145 of the Delaware Law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

         Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director, officer, employee or agent or former director, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         The Company has entered into indemnity agreements (the "Indemnity Agreements") with each director of the Company, including directors who are also officers and employees of the Company, and certain senior officers of the Company. The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of claims made against him or her by reason of the fact that he or she is or was a director or officer of the Company. The payments to be made under the Indemnity Agreements include, but are not limited to, expenses of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement, and attorneys' fees and disbursements, except the Company is not obligated to make any payment under the Indemnity Agreements which the Company is prohibited by law from paying as indemnity, or where (a) indemnification is provided to any indemnitee under an insurance policy, except for amounts in excess of insurance coverage, (b) the claim is one for which an indemnitee is otherwise indemnified by the Company, (c) final determination is rendered in a claim based upon the indemnitee obtaining a personal profit or advantage to which he or she is not legally entitled, (d) final determination is rendered on a claim for an accounting of profits made in connection with a violation of
Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions, (e) the indemnitee was adjudged to be deliberately dishonest, or
(f) (with respect to a director) liability arises out of a breach of his or her fiduciary duties set forth in clauses (i) through (iv) of the first paragraph of this item.

         The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Inapplicable.

Item 8.  EXHIBITS

Exhibit No.

    23.1      Consent of Independent Accountants.

    24.1      Power of Attorney (included on the signature page).

    99.1      The Fisher-Price Long Term Incentive Plan of 1991.



Item 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or a section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on March 17, 1994.

                                  MATTEL, INC.


                                  By: /s/ Michael McCafferty
                                      Michael McCafferty
                                      Executive Vice President
                                      and Chief Financial Officer


         We, the undersigned directors and officers of Mattel, Inc., do hereby severally constitute and appoint John L. Vogelstein, N. Ned Mansour and Robert Normile, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8, including specifically but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents or any one of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature          Title                    Date

/s/ John W. Amerman     Chairman, Chief          March 17, 1994
John W. Amerman         Executive Officer and a
                        Director (Principal Executive
                        Officer)

/s/ Michael McCafferty  Executive Vice President March 17, 1994
Michael McCafferty      and Chief Financial
                        Officer


/s/ Gary P. Rolfes      Senior Vice President    March 17, 1994
Gary P. Rolfes          and Controller


__________________      President and Director   March 17, 1994
Jill E. Barad


/s/ Harold Brown        Director                 March 17, 1994
Harold Brown



/s/ James A. Eskridge   President, Fisher-Price, March 17, 1994
James A. Eskridge       Inc. and a Director of
                        Mattel


/s/ Tully M. Freidman   Director                 March 17, 1994
Tully M. Friedman


/s/ Ronald J. Jackson   Director                 March 17, 1994
Ronald J. Jackson


/s/ E. Robert Kinney    Director                 March 17, 1994
E. Robert Kinney


/s/ Ronald M. Loeb      Director                 March 17, 1994
Ronald M. Loeb


/s/ Edward H. Malone    Director                 March 17, 1994
Edward H. Malone


/s/ John H. Mullin III  Director                 March 17, 1994
John H. Mullin III


/s/ Edward N. Ney       Director                 March 17, 1994
Edward N. Ney

/s/ William D. Rollnick Director                 March 17, 1994
William D. Rollnick


/s/ John L. Vogelstein  Director                 March 17, 1994
John L. Vogelstein


__________________      President, Mattel        March 17, 1994
Lindsey F. Williams     International and a
                        Director